SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (“Agreement”) is entered into and dated effective as of this 22nd day of August, 2007 by and between Laurus Master Fund, Ltd., a Cayman Islands company (“Laurus”) and Catalyst Lighting Group, Inc., a Delaware corporation (“Catalyst”).

RECITALS

WHEREAS, Whitco Company, LP, a Texas limited partnership (“Whitco”) was formerly a wholly owned subsidiary of Catalyst;

WHEREAS, Laurus and Catalyst are parties to that certain Securities Purchase Agreement dated September 30, 2004, as amended, modified or supplemented from time to time (“Securities Purchase Agreement”);

WHEREAS, Laurus, Catalyst and Whitco are parties to that certain Security Agreement dated September 30, 2004, as amended, modified or supplemented from time to time (“Security Agreement”);

WHEREAS, Laurus, Catalyst and Whitco are parties to that certain Master Security Agreement dated September 30, 2004, as amended, modified or supplemented from time to time (“Master Security Agreement”);

WHEREAS, Catalyst and Whitco are jointly and severally liable under a certain Secured Revolving Note issued by them in favor of Laurus dated September 30, 2004, as amended, modified or supplemented from time to time (“Revolving Note”);

WHEREAS, Catalyst and Whitco are jointly and severally liable under a certain Secured Convertible Minimum Borrowing Note issued by them in favor of Laurus dated September 30, 2004, as amended, modified or supplemented from time to time (“Minimum Borrowing Note”);

WHEREAS, Catalyst is liable under a certain Secured Convertible Term Note issued by it in favor of Laurus dated September 30, 2004, as amended, modified or supplemented from time to time (“Term Note”);

WHEREAS, Laurus and Catalyst are parties to that certain Registration Rights Agreement dated September 30, 2004, as amended, modified or supplemented from time to time (“Registration Rights Agreement”);

WHEREAS, Laurus and Catalyst are parties to that certain Omnibus Amendment No. 1 dated December 3, 2004, as amended, modified or supplemented from time to time (“Omnibus Amendment”);

WHEREAS, Laurus, Catalyst and Whitco are parties to that certain Amendment and Agreement dated April 18, 2005, as amended, modified or supplemented from time to time (“Amendment”);

WHEREAS, Catalyst has issued a warrant in favor of Laurus to purchase 472,000 shares of Catalyst’s common stock, dated September 30, 2004, as amended, modified or supplemented from time to time (“First Warrant”);

WHEREAS, Catalyst has issued a warrant in favor of Laurus to purchase 100,000 shares of Catalyst’s common stock, dated December 3, 2004, as amended, modified or supplemented from time to time (“Second Warrant”);

WHEREAS, the Securities Purchase Agreement, Security Agreement, Master Security Agreement, Revolving Note, Minimum Borrowing Note, Term Note, Registration Rights Agreement, Omnibus Amendment, Amendment, First Warrant and Second Warrant are herein collectively referred to as the “Documents”;

WHEREAS, the Revolving Note, Minimum Borrowing Note and Term Note are herein collectively referred to as the “Notes”;

WHEREAS, the First Warrant and Second Warrant are herein collectively referred to as the “Warrants”;

WHEREAS, on March 15, 2005, Whitco voluntarily filed for protection from its creditors under Chapter 11 of the U.S. Bankruptcy Code (“Whitco Bankruptcy”);

WHEREAS, in connection with the Whitco Bankruptcy, all of the assets of Whitco (other than cash and accounts receivable) were sold to American Technologies Group, inc. (“ATG”) in consideration of a warrant to acquire certain shares of ATG’s common stock (“ATG Warrant”);

WHEREAS, following the sale of assets to ATG, the Whitco Bankruptcy was converted to a Chapter 7 liquidation proceeding and the ATG Warrant was issued to Laurus;

WHEREAS, in connection with the Whitco Bankruptcy, Laurus and Catalyst agreed that certain accounts receivable collections and the issuance of the ATG Warrant would be applied against payment of the Notes balances as follows:

Principal and Interest Balances:
Revolving Note - Principal Balance at March 14, 2006	$920,421
Revolving Note - Accrued Interest at March 15, 2006	3,854
Minimum Borrowing Note - Principal Balance at March 14, 2006	997,000
Minimum Borrowing Note - Accrued Interest at March 15, 2006	3,947
Total Balance - Revolving Note and Minimum Borrowing Note		$1,925,232

Collections, Payments and Charges:
Agreed Value of ATG Warrant	($1,500,000)
Accounts Receivable Balance at March 15, 2006	(1,404,295)
Agreed Uncollectible Accounts Receivable	300,000
Debtor-in-Possession Collections by Laurus	(85,556)
Laurus Fees and Expenses	35,000
Total Collections, Payments and Charges		($2,654,851)

Term Note Balance:
Excess Payments and Collections Applied to Term Note		($729,619)
Term Note - Principal Balance at March 14, 2006		1,549,654
Term Note - Accrued Interest at March 15, 2006		6,134
Balance - Term Note		$826,169

WHEREAS, Catalyst has insufficient financial resources to pay Laurus the balance of the Term Note;

WHEREAS, Catalyst intends to file with the U.S. Securities and Exchange Commission (“SEC”) to become a reporting company under the Securities Exchange Act of 1934, as amended (“Exchange Act”) after the audit of Catalyst’s financial statements is completed;

WHEREAS, after becoming a reporting company under the Exchange Act, Catalyst intends to seek to effect a business combination with a corporation or other business entity with current business operations in a reverse merger or reverse takeover transaction (“Reverse Merger”);

WHEREAS, in order to pursue a Reverse Merger, Catalyst needs to pay, settle and/or satisfy all of its liabilities and obligations;

WHEREAS, Laurus and Catalyst desire to settle and satisfy all claims, liabilities and obligations under the Documents, Notes and Warrants pursuant to the terms and conditions hereof;

WHEREAS, Laurus and Catalyst further desire to terminate and cancel all contracts and agreements between them, whether oral or written, without further liability or obligation on behalf of either of them, pursuant to the terms and conditions of this Agreement; and

WHEREAS, Laurus and Catalyst further desire to release each other from any and all liabilities and obligations of any kind or nature, whether known or unknown, pursuant to the terms and conditions of this Agreement;

AGREEMENTS

Now, Therefore, in consideration of the above recitals, the following representations, warranties, covenants and conditions, and other good and valuable consideration, the receipt of which is acknowledged, the parties agree as follows:

1. Termination of Agreements. With effect from and after the receipt of securities issued by Catalyst to Laurus as set forth in Section 3 hereof and the consummation of the transactions contemplated by this Agreement, Catalyst, on the one hand, and Laurus, on the other hand, each hereby: (i) mutually terminate and cancel any and all agreements and contracts (whether oral or written) between Catalyst and/or Whitco, on the one hand, and Laurus, on the other hand, pertaining to any matters between such parties including, without limitation, the Documents, Notes and Warrants (collectively, the “Loan Agreements”), and (ii) release each other from any further liability and obligations under the Loan Agreements including all principal, interest, fees, expenses and penalties thereunder.

2. Waiver and Release. Subject only to the issuance of securities by Catalyst to Laurus as set forth in Section 3 hereof, Catalyst and Whitco, on the one hand, and Laurus, on the other hand, each hereby waive, and forever and irrevocably release and discharge the other party and its respective successors and assigns, and their respective past and present officers and directors, employees, shareholders, members, consultants, attorneys, accountants, other professionals, insurers, agents and all other related entities, including, but not limited to, assigns, predecessors, successors, controlling corporations, subsidiaries or other affiliates, from all liabilities and obligations owed by either party to the other party, and from any and all claims, demands, and causes of action of every kind and nature, including, without limitation, those relating to or arising out of any federal, state or local laws, and common law, claims for advances or other loans, claims for unpaid fees, interest, penalties, expense reimbursement or other compensation under the Loan Agreements or otherwise; provided, however, that nothing contained herein shall be construed to limit in any way the rights of either party, and their successors and assigns, to enforce the terms of this Agreement. Further, each party irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against the other party based upon any released claim.

3. Issuance of Securities. In full satisfaction of all obligations and liabilities of Catalyst and Whitco owed to Laurus under the Loan Agreements, Catalyst hereby agrees to issue to Laurus a total of 10,831,718 shares of Catalyst’s common stock (“Shares”). The Shares shall be issued pursuant to an exemption from registration under the Securities Act of 1933, as amended (“Securities Act”), and the certificates representing the Shares shall contain the restrictive legend under the Securities Act. Prior to the issuance of the Shares, Laurus shall deliver to Catalyst a representation letter with respect to the issuance of the Shares, which shall be in the form attached hereto as Exhibit A. The Shares will be entitled to registration rights as set forth in the Registration Rights Agreement, the form of which is attached hereto as Exhibit B (“Registration Rights Agreement”). The closing of the transactions contemplated hereunder are contingent the closing of that certain securities purchase agreement by and between Catalyst and KIG Investors I, LLC (“KIG”) dated August 22, 2007 (“Purchase Agreement”). Pursuant to the Purchase Agreement, (i) Catalyst will issue a total of 1,572,770 shares of Series A Convertible Preferred Stock, par value $0.01 per share (“Preferred Shares”) to KIG for a purchase price of $157,277 (“Purchase Price”), (ii) the Preferred Shares will be convertible into 25,620,147 shares of Catalyst’s common stock (“Conversion Shares”), (iii) the Purchase Price will be used to pay liabilities and obligations of Catalyst and costs and expenses to become, and maintain its status as, a reporting company under the Exchange Act, and (iv) the Conversion Shares will be entitled to registration rights under terms and conditions substantially identical to those afforded to the Shares to be issued to Laurus under the Registration Rights Agreement. The Shares to be issued to Laurus hereunder will be issued at the closing of the Purchase Agreement.

Without the prior written consent of Laurus, Catalyst shall not issue any securities if, as a result of such issuance, the Shares issued to Laurus under this Section 3 will represent less than 25% of the outstanding shares of Catalyst’s common stock on a fully diluted basis; provided, however, that this restriction and limitation on the issuance of securities by Catalyst shall not apply to the issuance of Catalyst’s securities in connection with the Reverse Merger or any capital raise being conducted as part of the Reverse Merger. The provisions of this paragraph shall terminate and be of no full force and effect immediately following the closing of the Reverse Merger.

Catalyst has disclosed to Laurus its intention to take such actions as are necessary to effect a one-for-ten reverse stock split (“Reverse Split”) following the closing of the transactions contemplated hereunder, and Laurus hereby agrees and consents to such Reverse Split.

4. Representations and Warranties of Catalyst. Catalyst represents and warrants to Laurus that: (i) on the date of this Agreement, Catalyst has all necessary authority to execute this Agreement; (ii) there is no claim, action, suit or other proceeding pending, threatened or known, which, if decided adversely, would interfere with the consummation of the transaction contemplated hereby; (iii) no approval or consent of any governmental authority or third party is required for Catalyst to enter into or perform this Agreement; (iv) this Agreement is enforceable in accordance with its terms, subject to the laws of insolvency and general principles of equity; and (v) this Agreement has been duly authorized and adopted by Catalyst.

5. Representations and Warranties of Laurus. Laurus represents and warrants to Catalyst that: (i) on the date of this Agreement, Laurus has all necessary authority to execute this Agreement; (ii) there is no claim, action, suit or other proceeding pending, threatened or known, which, if decided adversely, would interfere with the consummation of the transaction contemplated hereby; (iii) no approval or consent of any governmental authority or third party is required for Laurus to enter into or perform this Agreement; and (iv) this Agreement is enforceable against Laurus in accordance with its terms, subject to the laws of insolvency and general principles of equity.

6. Delivery and Cooperation. If either party requires any further documentation (including, without limitation, any UCC termination filings), the other party will promptly respond to any reasonable requests for additional documentation.

7. Miscellaneous.

(a) Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

(b) Survival of Covenants and Representations. All agreements, covenants, representations and warranties made by the parties herein shall survive the delivery of this Agreement.

(c) Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision will not affect the validity or enforceability of any remaining portion, which remaining portion will remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared as the intention of the parties hereto that the parties would have executed the remaining portion of this Agreement without including therein any such part or portion that may, for any reason, be hereafter declared invalid or unenforceable.

(d) Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to choice of law principles.

(e) Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

(f) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto concerning the subject matter contained herein, and supersedes all prior agreements or understanding of the parties. No provision of this Agreement may be waived or amended except in a writing signed by both parties. A waiver or amendment of any term or provision of this Agreement shall not be construed as a waiver or amendment of any other term or provision.

(g) Counterparts. This Agreement may be executed by facsimile or electronic signatures and in multiple counterparts, each of which shall be deemed an original. It shall not be necessary that each party executes each counterpart, or that any one counterpart be executed by more than one party so long as each party executes at least one counterpart.

(h) Arbitration. All disputes, controversies or claims (“Disputes”) arising out of or relating to this Agreement shall in the first instance be the subject of a meeting between a representative of each party who has decision-making authority with respect to the matter in question. Should the meeting either not take place or not result in a resolution of the Dispute within twenty (20) business days following notice of the Dispute to the other party, then the Dispute shall be resolved in a binding arbitration proceeding to be held in New York, New York in accordance with the international rules of the American Arbitration Association. The arbitrators may award attorneys’ fees and other related arbitration expenses, as well as pre- and post-judgment interest on any award of damages, to the prevailing party or parties, in their sole discretion. The parties agree that a panel of three arbitrators shall be required, all of whom shall be fluent in the English language, and that the arbitration proceeding shall be conducted entirely in the English language. Any award of the arbitrators shall be deemed confidential information for a minimum period of five years.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

CATALYST LIGHTING GROUP, INC.

By:	/s/ Dennis Depenbusch
Dennis Depenbusch, CEO

LAURUS MASTER FUND, LTD.

By:	/s/ David Grin
Name: David Grin Title: Director

Exhibit A - Laurus Investor Representation Letter

Exhibit B - Registration Rights Agreement